Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-98306, 33-13066 and 333-37953) of Commonwealth Telephone Enterprises, Inc. of our report dated May 28, 2004 relating to the financial statements of Commonwealth Telephone Company Bargaining Employees 401(k) Plan which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 17, 2004